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WELLPOINT HEALTH NETWORKS INC.
PORTIONS OF CONFERENCE CALL TRANSCRIPT
JANUARY 7, 2004
11:00 A.M. EASTERN TIME

DAVID COLBY - WELLPOINT HEALTH NETWORKS INC. - EVP AND CFO

Let me turn to our guidance. First, with regard to 2003: Although we have not closed the books for December and completed all year-end accounting procedures, we did, yesterday, increase our fourth quarter 2003 earnings estimate to $1.72 per diluted share. This results in 2003 earnings per share of approximately $6.15, which compares favorably with guidance we gave at the beginning of 2003 of $5.10. The primary reason for the favorable variance in 2003 was slightly lower medical cost trend than expected, improved productivity resulting in a lower SG&A ratio, and some accretion from the Cobalt merger. During 2003, we were able to price products to cover medical trends, as evidenced by a slightly lower medical care ratio; and we were able to achieve the expected benefits of our technology investments as shown by a lower SG&A ratio.

Specifically, we expect 2003 financial results to be approximately as follows. In terms of revenues, we expect 2003 premium revenues of $19.2 billion and management services revenue of $940 million. Enrollment for the year is expected to increase by 6.8%, primarily due to the Cobalt merger. The medical care ratio is expected to be 80.6% in 2003, slightly better than prior guidance due to lower medical cost trends. In terms of SG&A ratio, the 2003 SG&A ratio is expected to be 16.3%, once again down from the prior year 2002. In terms of net other expense expected to be approximately $30 million, investment income reported for the year is expected to total $260 million, reflecting higher invested balances but lower interest rates, and our interest expense is expected to be $53 million. Assuming 151.5 million average shares outstanding on a fully diluted basis for the year, a 40% tax